Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-257569 on Form S-3, the Registration Statement No. 333-266449 on Form S-3, the Registration Statement No. 333-266448 on Form S-3, and the Registration Statement No. 333-199513 on Form S-8 of our report dated March 2, 2023, relating to the consolidated financial statements of DBV Technologies S.A. and subsidiaries (the “Company”) as of and for the year ended December 31, 2022, appearing in this Annual Report on Form 10-K of the Company.

/s/ Deloitte & Associés

Paris-La Défense, France

March 2, 2023